Exhibit 23(b)

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Forms S-8 Nos. 033-63210 and 333-67933) pertaining to the Stock Option Plans of Canada Southern Petroleum Ltd. of our report dated March 5, 2004 (except for notes 9, 11 and 12 which are as of March 24, 2004), with respect to the consolidated financial statements of Canada Southern Petroleum Ltd. included in the Annual Report (Form 10-K) for the year ended December 31, 2003.

Calgary, Canada

/s/ Ernst & Young LLP

March 29, 2004

Chartered Accountants